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                                                                    EXHIBIT 21.1


     The following is a list of subsidiaries as of the closing of the Offering and the Acquisitions of WORK International Corporation:

Subsidiary                                    State of Organization
----------                                    ---------------------

Absolutely Professional Staffing, Inc.               New York

AIM Staffing, Inc.                                  California

Access Staffing, Inc.                               California

Benetemps, Inc.                                    New Hampshire

Botal Associates, Inc.                               New York

The Burnett Companies Consolidated, Inc.               Texas

Contract Health Professionals Inc.                    Florida

Core Personnel, Inc.                                 Virginia

Core Personnel of Arlington, Inc.                    Virginia

CoreLink Staffing Services, Inc.                    California

Customer Care Solutions, LLC                         Maryland

Law Pros Legal Placement Services, Inc.             New Jersey

Law Resources, Inc.                            District of Columbia

Professional Consulting Network, Inc.               California

Smith Hanley Associates, Inc.                        New York

Smith Hanley Consulting Group, Inc.                Connecticut

Sparks Personnel Services, Inc.                      Maryland

Sparks Associates, Inc.                              Maryland

Task Management, Inc.                              Connecticut

TOSI Placement Services Inc.                     Ontario, Canada

WSI Personnel Services, Inc.                        Colorado

_____________________
(1) List of subsidiaries as of the closing of the Offering and the Pending Acquisitions.